UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Easton Oval

Columbus, Ohio 43219

April 1, 2010

To Our Shareholders:

The 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 4, 2010, at the offices of the Company, 3 Easton Oval, Columbus, Ohio. Holders of record of our common shares as of March 10, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

Enclosed is a copy of our 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting. It is important that your common shares be represented at the Annual Meeting. Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.

Sincerely,

/s/ Robert H. Schottenstein

Robert H. Schottenstein,

Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY

ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 4, 2010

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 4, 2010, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the Company’s 2013 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

3)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 10, 2010 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

/s/ J. Thomas Mason

J. Thomas Mason,

Secretary

April 1, 2010

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT,

FORM OF PROXY AND 2009 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2010.

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2009 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and significantly reduces the environmental impact. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreport.com/MHO.

•

Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 4, 2010

GENERAL

Time, Place and Purposes of Meeting

The 2010 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 4, 2010 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about April 1, 2010 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 10, 2010 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2009 Annual Report to Shareholders (the “2009 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were 18,523,219 Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the Annual

Meeting, the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, ComputerShare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 11:59 p.m., local time, on May 3, 2010. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which they are members, sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.”

Revocation of Proxies

A record holder may revoke his or her proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed or properly voted electronically via the Internet or telephonically that are received prior to, or at the time of, the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR Proposal No. 2 and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the Company’s 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees – Term to Expire at 2013 Annual Meeting of Shareholders

Friedrich K.M. Böhm*	68	Senior Partner and Chairman of White Oak Partners, a private equity firm, since 2008. Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008. From 1997 until 2006, Mr. Böhm was Chairman of NBBJ and from 1987 until 1997, he was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a director of TRC Companies, Inc. and The Daimler Group and was formerly a director of Huntington National Bank and NBBJ.	1994

		Committee Memberships: Audit; Compensation (Chairman); Executive

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

Jeffrey H. Miro*	67	Partner in the law firm of Honigman Miller Schwartz and Cohn LLP in Detroit, Michigan since November 2004. From 1981 until November 2004, he was a partner in the law firm of Miro, Weiner & Kramer. In addition, Mr. Miro is an Adjunct Professor of Law at the University of Michigan Law School. He currently serves as a director of Limited Brands, Inc and was formerly a director of Sotheby’s Holdings, Inc.	1998

		Committee Membership: Compensation

Mr. Miro brings over 40 years of legal experience to the Board, during which time he has focused his practice on advising clients on matters related to corporate boards, corporate governance and corporate strategy, as well as real estate law and tax planning. Mr. Miro provides the Board and management with insight into many legal matters we regularly face as a public company.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Robert H. Schottenstein	57	Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004, President of the Company since May 1996 and Assistant Secretary of the Company since March 1991. Mr. Schottenstein currently serves as a Trustee of The Ohio State University (“OSU”) and was formerly a director of Huntington Bancshares Incorporated.	1993

		Committee Membership: Executive (Chairman)

Mr. Schottenstein’s day to day leadership as Chief Executive Officer of the Company, more than 20 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

Directors – Term to Expire at 2012 Annual Meeting of Shareholders

Yvette McGee Brown*	49	Founding President of The Center for Child and Family Advocacy at the Nationwide Children’s Hospital, a non-profit organization dedicated to the treatment and prevention of child abuse and domestic violence, since January 2002. From 1993 until January 2002, Ms. McGee Brown served as a Judge in the Franklin County Court of Common Pleas, Division of Domestic Relations and Juvenile Court. Ms. McGee Brown currently serves as a director of Fifth Third Bank of Central Ohio. In addition, Ms. McGee Brown is currently the Democratic candidate for Lieutenant Governor of the State of Ohio.	2006

		Committee Memberships: Nominating and Governance

Ms. McGee Brown’s background as a not-for-profit executive, judge and lawyer provides the Board with public policy, leadership, problem-solving and organizational skills and offers a unique and diverse perspective to the Board.

Thomas D. Igoe*	78	Consultant to Bank One, NA’s Corporate Banking Division from January 1997 until December 1999. From 1962 until January 1997, Mr. Igoe was an employee of Bank One, NA, serving last as Senior Vice President – Corporate Banking.	2000

		Committee Memberships: Audit (Chairman); Nominating and Governance

Mr. Igoe has more than 35 years of commercial banking experience and qualifies as an audit committee financial expert under SEC rules. During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. Mr. Igoe provides the Board with valuable financial knowledge and risk assessment expertise.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

J. Thomas Mason	52	General Counsel and Secretary of the Company since July 2002 and Executive Vice President of the Company since February 2008. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio.	2006

		Committee Memberships: None

Mr. Mason has practiced law for over 26 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As General Counsel and Secretary of the Company, Mr. Mason is actively involved in the Company’s risk management, land acquisition/disposition and development and human resources. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Directors – Term to Expire at 2011 Annual Meeting of Shareholders

Joseph A. Alutto, Ph.D.	68	Executive Vice President and Provost of OSU since October 2007. Dr. Alutto served as the Interim President and Provost of OSU from July 2007 until October 2007 and as the Dean and John W. Berry Sr. Chair in Business of the Max M. Fisher College of Business at OSU from 1991 until 2007. Dr. Alutto currently serves as a director of The Children’s Place and was formerly a director of Nationwide Financial Services and United Retail, Inc.	2005

		Committee Membership: None

Based on his nearly 20 years of service at OSU, one of the largest universities in the nation, including his current service as Executive Vice President and Provost and 16 years as Dean of the College of Business, Dr. Alutto brings business management, strategic planning, finance and human resources expertise to the Board. In addition, having served as a director of multiple public companies, Dr. Alutto provides the Board with knowledge of a full range of corporate and board functions.

Phillip G. Creek	57	Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008, Treasurer of the Company since December 2009 and Chief Financial Officer and Treasurer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Senior Vice President of the Company from September 1993 until February 2008, as Treasurer of the Company from January 1993 until February 2005 and as Senior Vice President of M/I Financial from February 1997 until September 2000.	2002

		Committee Membership: Executive

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry since 1978. Mr. Creek has extensive experience in finance, accounting, strategic planning, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company’s operations.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Norman L. Traeger*	70	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group.	1997

		Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)

Mr. Traeger’s diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

* Independent director under the rules of the New York Stock Exchange (“NYSE Rules”).

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization and Committees

The Board currently has nine members. The Board has determined that five of the nine directors meet the criteria for independence required by NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. With respect to four of the five independent directors (Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger), the Board determined that they meet the criteria for independence required by NYSE Rules on the basis that they have no relationships with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, other than serving as a director of the Company.

With respect to Yvette McGee Brown, the Board determined that Ms. McGee Brown meets the criteria for independence required by NYSE Rules. When assessing Ms. McGee Brown’s independence, the Board took into account her service as a director of Fifth Third Bank of Central Ohio, an affiliate of Fifth Third Bank, which is a lender under the Company’s Second Amended and Restated Credit Agreement dated October 6, 2006 (as amended, the “Credit Agreement”). The Board made the determination of independence based on: (1) the relative size of Fifth Third Bank’s commitment under the Credit Agreement (approximately 4% of the total commitment of the 19 lenders under the Credit Agreement); (2) the total amount of interest and fees paid by the Company to Fifth Third Bank during each of the last three fiscal years being insignificant under the standard set forth in NYSE Rule 303A.02(b)(v); (3) the unlikelihood that any matter relating to the Company would come before the Board of Directors of Fifth Third Bank of Central Ohio, since it is not a direct party to the Credit Agreement; and (4) Ms. McGee Brown’s agreement in any event to abstain from any such matter relating to the Company coming before the Board of Directors of Fifth Third Bank of Central Ohio. The Board also determined that Ms. McGee Brown’s current candidacy for Lieutenant Governor of the State of Ohio did not impact her independence based on the absence of any relationship (including campaign contributions) between the Company and her campaign.

With respect to Joseph A. Alutto, Ph.D., who serves as the Executive Vice President and Provost of OSU, the Board determined that Dr. Alutto currently does not meet the criteria for independence required by NYSE Rules. The Board made this determination based on the Company’s current relationship with OSU, including Robert H. Schottenstein’s membership on the OSU Board of Trustees and the periodic contributions made to OSU by The M/I Homes Foundation, a wholly-owned subsidiary of the Company.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2009, the Board held five meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2009, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable rules of the Securities and Exchange Commission (“SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The Audit Committee’s specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm’s annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; (3) reviewing and discussing the Company’s quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors’ annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company’s risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and (11) reviewing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function. Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, Thomas D. Igoe, qualifies as an audit committee financial expert as defined by SEC Rules. The Board determined that Mr. Igoe has acquired the requisite attributes to qualify as an audit committee financial expert by virtue of his more than 35 years as a commercial banker. During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met five times during 2009. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee. The Audit Committee’s report relating to the 2009 fiscal year appears on page 44 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (5) reviewing, making recommendations to the Board concerning and administering the Company’s incentive and equity-based compensation plans; (6) reviewing and discussing with the Board the Company’s organizational structure and plans for management succession; (7) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (8) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the authority under its charter to select, retain, terminate and approve fees for consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee met eight times during 2009. The Compensation Committee’s report relating to the 2009 fiscal year appears on page 32 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement for more information concerning the activities of the Compensation Committee during the 2009 fiscal year, including the Compensation Committee’s engagement of Hewitt Associates, an outside human resources consulting firm, to assist the Compensation Committee in the design of the Company’s 2009 and 2010 executive compensation programs. In September 2008, the Compensation Committee also engaged Towers, Perrin, Forster & Crosby, Inc., an outside human resources consulting firm, in connection with the development of the Company’s 2009 Annual Incentive Plan and the Company’s 2009 Long-Term Incentive Plan (as amended, the “2009 LTIP”), each of which was approved by our shareholders at the Company’s 2009 Annual Meeting of Shareholders.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2009.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2009, the Executive Committee did not hold any formal meetings; however, the committee approved three actions by unanimous written consent.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines which are intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and any Related Person had or will have a direct or indirect interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

We did not engage in any Related Person Transactions during the 2009 fiscal year, and we are not engaged in any currently proposed Related Person Transactions.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following, each annual meeting of shareholders. All nine directors then in office attended the 2009 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules and is intended to reinforce our commitment to maintaining the highest ethical standards in operating our business. The Code of Business Conduct and Ethics is available on the Company’s website at mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet (without management or inside directors present) at regularly scheduled meetings at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is chaired by one of the non-management directors on a rotating basis in alphabetical order. During 2009, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the most effective leadership structure for us at the present time is for the Chief Executive Officer to also serve as the Chairman, a structure that we believe has served us well over the years. The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities. The Board further believes that the combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. In addition, our current Chief Executive Officer’s family relationship (he is the son of the founder of the Company), previous experience as a real estate attorney and more than 20 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman. The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances. The Board has elected not to appoint a separate lead director at the present time. However, our non-management directors meet in executive session at every regularly scheduled Board meeting without management or the inside directors present.

Board’s Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on risks in three primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; and (3) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries out this responsibility directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees’ respective areas of responsibility. The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Governance Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating and Governance Committee does not assign a specific weight to particular factors and, depending upon the current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2009 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 3 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Dennis S. Bailey	63	Region President of our Midwest Region since October 2006. Prior to October 2006, Mr. Bailey was President of Tadian Homes and Michigan Division President of Neumann Homes.	2006

Paul S. Rosen	59	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	55	Region President of our Florida Region since December 2006 and Region President of our North Carolina Region since May 2008. Prior to 2006, Mr. Sikorski was Region President of our South Florida Region, Area President of our Tampa Division and Division President of our Tampa Division.	1998

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 10, 2010, the number and percentage of the outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and executive officers who are identified in the Summary Compensation Table on page 33 of this Proxy Statement (the “Named Executive Officers”) and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares (1)		Percent of Class
Joseph A. Alutto, Ph.D.	20,133	(2)	*
Friedrich K. M. Böhm	33,976	(2)	*
Yvette McGee Brown	4,018	(2)	*
Phillip G. Creek	154,244	(2)	*
Thomas D. Igoe	25,204	(2)	*
J. Thomas Mason	61,186	(2)	*
Jeffrey H. Miro	42,574	(2)	*
Robert H. Schottenstein	975,436	(2)(3)	5.2%
Norman L. Traeger	39,458	(2)	*
All current directors and executive officers as a group (9 persons)	1,356,229		7.1%
FMR LLC 82 Devonshire Street Boston, MA 02109	2,119,900	(4)	11.5%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,955,683	(5)	10.6%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,616,750	(6)	8.7%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,313,470	(7)	7.0%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,125,671	(8)	6.1%

*	Less than one percent of the outstanding Common Shares.

(1)

The amounts shown include 13,906, 19,109, 6,475, 4,170, 2,226, 8,470, 3,290 and 15,613 Common Shares held by Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, under the terms of the Company’s Amended and Restated Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”) or the Company’s Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)

The amounts shown include 5,700, 143,273, 7,300, 53,960, 8,500, 336,746 and 8,500 Common Shares for Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, which underlie currently exercisable stock options. The amounts shown also include 5,027 Common Shares held by each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger and 4,018 Common Shares held by Yvette McGee Brown in the form of stock units issued pursuant to the Company’s Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”) and the 2009 LTIP. Under the terms of the 2006 Director Plan and the 2009 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)

625,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 625,400 Common Shares. 10,000 of these Common Shares are owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)

Based on information set forth in a Schedule 13G/A dated February 12, 2010, which was filed on behalf of FMR LLC, a parent holding company, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment advisor, Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, Edward C. Johnson 3d, Chairman of FMR LLC, and Fidelity Low Priced Stock Fund (the “Fund”), an investment company. Fidelity is the beneficial owner of 1,891,800 of such Common Shares as a result of acting as investment adviser to various investment companies (including the Fund, which holds 1,803,400 of such Common Shares), PGALLC is the beneficial owner of 200,000 of such Common Shares, and PGATC is the beneficial owner of 28,100 of such Common Shares. Mr. Johnson and FMR LLC, through its control of Fidelity, PGALLC, PGATC and the Fund, each has sole dispositive power with respect to all of such Common Shares and sole voting power with respect to 228,100 of such Common Shares. The Fund has sole voting power with respect to 1,891,800 of such Common Shares, and Fidelity carries out the voting of the Common Shares held by the Fund under written guidelines established by the Fund’s Board of Trustees.

(5)

Based on information set forth in a Schedule 13G dated January 7, 2010, which was filed on behalf of BlackRock Inc., a parent holding company, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., and BlackRock Investment Management, LLC. BlackRock Inc. is the beneficial owner of such Common Shares and has sole voting and sole dispositive power with respect to all of such Common Shares.

(6)

Based on information set forth in a Schedule 13G/A dated January 25, 2010, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,556,650 of such Common Shares and sole dispositive power with respect to all of such Common Shares. For purposes of Rule 13d-3 under the Exchange Act, each of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be a beneficial owner of the Common Shares held by FAS; however, each of FRI, Charles B. Johnson and Rupert H. Johnson disclaims beneficial ownership of such Common Shares.

(7)

Based on information set forth in a Schedule 13G/A dated February 12, 2010, which was filed on behalf of T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment adviser, who has sole voting power with respect to 480,800 of such Common Shares and sole dispositive power with respect to all of such Common Shares. These Common Shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote such Common Shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be the beneficial owner of such Common Shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such Common Shares.

(8)

Based on information set forth in a Schedule 13G/A dated February 10, 2010, which was filed on behalf of Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser who, in its role as investment adviser or manager to four registered investment companies and certain other commingled group trusts and separate accounts (collectively, the “Funds”), has sole voting power with respect to 1,095,324 of such Common Shares and sole dispositive power with respect to all of such Common Shares. All of such Common Shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such Common Shares.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except as otherwise required by applicable Ohio law. Except as noted below, none of our directors, nominees for director or executive officers (including the Named Executive Officers) owned any of our Preferred Shares as of March 10, 2010.

Norman L. Traeger beneficially owns 14,000 Depositary Shares (0.4% of the outstanding Depositary Shares), of which (1) 3,500 are held by Mr. Traeger, (2) 2,700 are held by his spouse and (3) 7,800 are held by the Traeger Family Limited Partnership, which is indirectly controlled by Mr. Traeger and as to which Mr. Traeger has sole voting power (to the extent applicable) and sole dispositive power. Mr. Traeger disclaims beneficial ownership of the 7,800 Depositary Shares held by the Traeger Family Limited Partnership, except to the extent of his percentage interest therein.

Robert H. Schottenstein beneficially owns 74,050 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 1,000 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 61,100 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 5,950 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 2,000 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 2,000 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee and (6) 2,000 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and policies, the components of compensation for our Named Executive Officers and the decisions of the Compensation Committee (the “Committee”) with respect to the Named Executive Officers’ compensation for 2009. As described on page 8 of this Proxy Statement, the Committee is responsible for, among other things, establishing our executive compensation philosophy, objectives and policies, evaluating the performance of our Named Executive Officers and determining the amount, form and terms of the compensation awarded to our Named Executive Officers. The Committee also ensures that such compensation is consistent with our compensation philosophy, objectives and policies and is fair, reasonable and competitive.

At the onset of 2009, the U.S. economy was in the midst of an unprecedented combination of economic turmoil, uncertainty in the credit and financial markets and worldwide concerns of a financial collapse. The downturn in the homebuilding industry that began in 2006 continued in 2008, and we anticipated that the challenges, volatility and uncertainty that the homebuilding industry faced in 2008 would persist during 2009. The prevailing economic conditions, particularly the heightened levels of uncertainty, and our performance in light of those conditions, significantly impacted our 2009 executive compensation program, most notably in three respects.

First, for the second consecutive year, the Committee did not increase the Named Executive Officers’ salaries. Second, the Committee reduced the number of service-based stock options awarded to each Named Executive Officer. Third and most significantly, the Committee elected not to adopt a specific annual performance bonus program for 2009 based on pre-determined, objective performance goals (as had been its practice for many years). Instead, the Committee determined that any performance bonuses for the Named Executive Officers for 2009 would be discretionary bonuses awarded by the Committee in its sole discretion after the conclusion of 2009. In making this decision, the Committee concluded that, given the unprecedented prevailing market conditions, selecting specific, objective performance goals at the beginning of 2009 that would effectively measure our performance for the entire year would be especially difficult and would not afford the Committee sufficient flexibility to measure and reward performance. Based on our performance in 2009, including the substantial improvement in our pre-tax income (loss) from continuing operations prior to impairments, write-offs and deferred tax valuation allowance (“Adjusted Pre-tax Income (Loss) from Continuing Operations”), the condition of our balance sheet at year-end and our homebuyer satisfaction ratings and the continued recognition of the importance of strong leadership during challenging times, in February 2010, the Committee awarded the Named Executive Officers discretionary performance bonuses for 2009 in the same amounts as the performance bonuses earned by such executives with respect to 2008. In an effort to further align executive compensation with corporate performance and shareholder return, the Committee paid the bonuses partly in cash and partly in stock options that vest two years after the date of the grant, subject to the executive’s continued employment with us on the vesting date.

Compensation Philosophy and Objectives

Our executive compensation program is designed and administered to promote the following philosophy and objectives:

•

Attract and Retain. Compensation should reflect the value of the job in the marketplace. To attract and retain exceptional executives, our executive compensation must remain competitive with the compensation programs of our peer group, other publicly traded homebuilders which compete with us for talent.

•	Motivate and Engage. Compensation should motivate and engage our executive officers to perform at the highest level and achieve our business goals and objectives.

•

Reward Performance. Compensation should be dependent on, and reward executives on the basis of, both individual and company performance with an increasing proportion of pay at risk and directly linked to company performance as an executive’s level of responsibility increases.

•	Alignment with our Shareholders. Compensation should be structured to align our executives’ interests with the interests of our shareholders with the ultimate goal of maximizing shareholder value.

In the course of establishing the executive compensation program for 2009, the Committee reviewed our executive compensation philosophy and objectives. As a part of this review, the Committee considered, among other matters, the changes in the market conditions in the homebuilding industry and the prevailing general economic conditions. While the Committee recognizes that market conditions are an important factor in establishing executive compensation for any given year and made changes to certain components of our executive compensation program for 2009 based on the prevailing market conditions, the Committee continues to believe that attracting and retaining executive talent through competitive pay, motivating and rewarding individual and company performance (i.e., pay-for-performance) and aligning executive pay with shareholder return provide the appropriate objectives and guide for determining our executive compensation program. As a result, the Committee made no changes to our executive compensation philosophy and objectives in 2009.

The Committee believes that the overall structure of our compensation program should be fundamentally the same across the entire management team to promote team work and cohesion. For this reason, while actual compensation levels will vary based on differences in job responsibilities, individual performance and the compensation paid to similarly–situated executives within our peer group, the Named Executive Officers generally receive the same components of compensation (i.e., salary, annual performance bonus, service-based stock options and benefits and perquisites) as the rest of our management team. Historically, similar performance goals have applied to the annual performance bonuses that the Named Executive Officers and the rest of management are eligible to receive. The Committee believes this consistency ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner, reduces the likelihood of excessive risk taking and further promotes an environment of team work and collaboration. As a result of the Committee’s decision to utilize a discretionary bonus program for 2009, we diverged from this practice in 2009. However, the Committee remains committed to this practice and returned to it in 2010. To ensure consistency across the entire management team for 2009, the Committee caused the bonuses awarded for 2009 to the Named Executive Officers, on the one hand, and the other members of management, on the other hand, to represent, in each case, the same percentage of the total amount of bonus compensation awarded for 2009 as each represented to the total amount of bonus compensation awarded for 2008.

Role of Executive Officers

Consistent with its past practice, in 2009, the Committee requested that our Chief Executive Officer, with the assistance of other members of management from our Finance, Legal and Human Resources departments, make initial recommendations to the Committee regarding the design of the 2009 executive compensation program. The Committee requested that the Chief Executive Officer and such other members of management focus on (1) whether the 2009 performance bonus program should be a discretionary program or a program based on pre-determined, objective performance goals, and if a program based on pre-determined, objective performance goals was selected, the potential performance goals and targets for the program and (2) the form and amount of the 2009 equity-based compensation awards. Thereafter, in the course of its deliberations regarding the design of the 2009 executive compensation program, the Committee from time to time solicited further input and recommendations from the Chief Executive Officer and such other members of management, who from time to time at the request of the Committee attended and participated in Committee meetings. In addition, after the conclusion of 2009, the Committee sought the input of the Chief Executive Officer regarding whether the Committee should award discretionary bonuses to the Named Executive Officers for 2009, and if so, the form and amount of such bonuses. The Committee believes this input is valuable because of the Chief Executive Officer’s close work with the other Named Executive Officers and management’s detailed knowledge of our business. The Committee, however, has sole authority to determine all elements of executive compensation and makes all final determinations regarding the Named Executive Officers’ compensation.

Use of Compensation Consultants

Pursuant to its written charter, the Committee has the authority to engage consultants and advisors to assist the Committee in carrying out its responsibilities, including establishing executive compensation. Since 2007, the Committee has annually engaged Hewitt Associates, an outside human resources consulting firm, to assist the Committee in varying degrees in designing the executive compensation program. With respect to 2009, Hewitt Associates’ responsibilities primarily consisted of reviewing and advising the Committee regarding (1) whether the 2009 performance bonus program should be a discretionary program or a program based on pre-determined, objective performance goals, and if a program based on pre-determined, objective performance goals was selected, the potential performance goals and targets for the program and (2) whether the Committee should award the Named Executive Officers discretionary bonuses based on our performance in 2009, and if so, the form and amount of such bonuses. At the request of the Committee, Hewitt Associates participated in the Committee meetings at which the 2009 performance bonus program was established and in the meetings at which the Committee decided to award discretionary bonuses for 2009 and discussed with management the recommendations that management planned to make to the Committee regarding the design of the 2009 performance bonus program and the payment of discretionary bonuses based on our performance in 2009.

During 2009, Hewitt Associates and its affiliates provided no services to us or our affiliates other than those services described above relating to the 2009 executive compensation program and those services described below under “—Looking Forward—2010 Changes” relating to our 2010 executive compensation program. In addition, the Committee requested and received from Hewitt Associates a statement detailing their qualifications of independence as an advisor.

Setting Executive Compensation

During the first quarter of each year, the Committee evaluates the performance of our Named Executive Officers, determines whether they will receive bonuses for the prior year based on performance in that year and establishes the compensation program for the current year.

In connection with establishing the Named Executive Officers’ 2009 compensation, the Committee reviewed and analyzed the following information:

•

a report prepared by our Human Resources department detailing our financial performance and the performance bonus opportunities, actual bonus payments received and equity-based compensation received by each Named Executive Officer during the three preceding fiscal years;

•	the individual performance of each Named Executive Officer during 2008;

•

competitive data prepared by our Human Resources department, including information comparing for 2008 the total annual compensation and each principal component of compensation received by each Named Executive Officer against similarly-situated executive officers of the following peer group of publicly-traded homebuilders (the “Peer Group”):

Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.
Brookfield Homes Corporation	Meritage Homes Corporation
Centex Corporation	NVR, Inc.
D. R. Horton, Inc.	Pulte Homes, Inc.
Hovnanian Enterprises, Inc.	The Ryland Group, Inc.
KB Home	Standard Pacific Corp
Lennar Corporation	Toll Brothers, Inc.

•

a report prepared by our Human Resources department detailing the stock option holdings of the participants, including the Named Executive Officers, under our 1993 Stock Incentive Plan as Amended (as amended, the “1993 Plan”), the shareholder approved equity compensation plan that we used at that time to provide equity-based compensation. This report included information concerning historical grants of options received by the participants, the total number of options they currently hold, the number of vested and unvested options they currently hold, the vesting schedule for the unvested options, the exercise price for the options they currently hold and the number of options underwater (i.e., the exercise price exceeded the then current price of our Common Shares on the NYSE);

•

in connection with the establishment of the 2009 performance bonus program only, data prepared by Hewitt Associates analyzing performance bonus programs generally within the homebuilding industry and the impact of economic conditions on such programs, the potential views of certain proxy advisory firms regarding performance bonus programs and the specific performance bonus programs used by the following group of publicly-traded homebuilders (the “Peer Group Subset”):

Beazer Homes USA, Inc.	Meritage Homes Corporation
Brookfield Homes Corporation	Standard Pacific Corp
KB Home	WCI Communities, Inc.
M.D.C. Holdings, Inc.

•

in connection with the determination of whether to pay discretionary bonuses for 2009 only, (1) an updated report prepared by our Human Resources department detailing our financial performance and the performance bonus opportunities and actual bonus payments received by each Named Executive Officer during the three preceding fiscal years and (2) updated data prepared by Hewitt Associates analyzing performance bonus programs and payments generally within the homebuilding industry and the impact of economic conditions on such programs, the potential views of certain proxy advisory firms regarding payment of discretionary bonuses and the performance bonus payments made by companies in our Peer Group during the preceding 12 months.

The Committee, with the assistance of management, selected our Peer Group based on the other publicly-traded homebuilders with whom we believe we compete for personnel, customers and/or investment. In 2009, the Peer Group remained the same as 2008, except for the exclusion of two homebuilders (one of which is no longer publicly-traded and one of which filed for bankruptcy). In addition, at the request of the Committee, Hewitt Associates prepared an analysis of performance bonus compensation for executives in the Peer Group Subset in connection with advising the Committee on the establishment of the 2009 performance bonus program. The Peer Group Subset was used to control costs of the engagement of Hewitt Associates and consisted of those companies in the Peer Group (and one additional homebuilder) with revenues most comparable to our revenues.

Consistent with our objective of attracting and retaining exceptional executives, the Committee analyzed the Peer Group and Peer Group Subset data to gain a general understanding of current compensation practices of our competitors and ensure that the total compensation and each principal component of compensation received by the Named Executive Officers were generally competitive and consistent with the components and levels of compensation paid by our competitors as well as reasonable on a relative basis. In addition, the Committee analyzed such data to determine what, if any, changes our competitors were making to their executive compensation programs (whether in the form or amount of compensation) as a result of the continuing challenges facing the homebuilding industry. The Committee recognizes that peer group data is an important indicator of competitiveness and compensation trends. However, the Committee also recognizes that each company within the Peer Group and Peer Group Subset is unique and therefore, believes that peer group data should be used only as a point of reference and one of several factors, including company and individual performance, considered in setting executive compensation as opposed to a determinative factor. As a result, the Committee did not use the Peer Group and/or Peer Group Subset data to benchmark our executive compensation program, or any component of our executive compensation program, to a specific level of compensation paid by our competitors (e.g., market median) and has discretion in determining the nature and extent of its use of such data.

Components of 2009 Executive Compensation

For 2009, the principal components of our executive compensation program were:

•	base salary;

•	annual performance bonus;

•	equity-based compensation in the form of stock options that vest over five years based on continued employment; and

•	benefits and perquisites.

Before deciding on these components for 2009 (which were the same components as 2008), the Committee analyzed the information discussed above and also considered the unprecedented challenges, volatility and uncertainty facing the homebuilding industry and the economy in general. The Committee concluded that, while it was necessary to make some changes within certain of the components based on the prevailing economic conditions (especially the heightened level of uncertainty), the components of compensation remained appropriate and consistent with competitive pay practices within our Peer Group and our executive compensation philosophy and objectives.

The Committee made two principal changes within these components in 2009. First, in light of the uncertainty and volatility in the homebuilding industry and the economy in general, the Committee elected to change the annual performance bonus program from a program based on pre-determined, objective performance goals (as had been its practice for many years, including 2008) to a discretionary bonus program under which the Committee, in its sole discretion, would decide after the conclusion of 2009 whether the Named Executive Officers would receive performance bonuses and the form and amount of any such bonuses. Second, based primarily on our financial performance in 2008, the Committee reduced the number of service-based stock options awarded to each Named Executive Officer in 2009. The Committee’s reasoning for each of these changes is addressed below.

The Committee believes that each component of our executive compensation program serves a unique role in helping us achieve our overall executive compensation philosophy and objectives. We do not have a pre-established formula or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, the Committee annually reviews peer group data, the current facts and circumstances impacting our business, our executives, the homebuilding industry and the general economy and our past practices and subjectively determines what it believes is the appropriate mix of compensation to best promote our executive compensation philosophy and objectives for the current year. Historically, the Committee awarded the most significant portion of each Named Executive Officer’s potential total compensation in the form of the annual performance bonus opportunity because the Committee believes it motivates and engages our Named Executive Officers, rewards performance and aligns the interests of our Named Executive Officers with the interests of our shareholders. Given the Committee’s decision to change to a discretionary bonus program for 2009 for the Named Executive Officers, this compensation practice did not apply in 2009. However, because of the emphasis that the Committee places on motivating and rewarding performance and aligning the interests of our executives with our shareholders, the Committee returned to this practice for 2010.

Base Salary

We use base salary as the guaranteed or fixed component of the Named Executive Officers’ annual cash compensation and believe that it is an important tool in attracting and retaining executives and motivating and rewarding individual performance. The salary component is also designed to provide a steady income regardless of our short-term performance and the performance of our Common Shares so that executives do not feel pressured to take unnecessary or excessive risks or focus exclusively on the price of our Common Shares to the detriment of other important business metrics. The Committee annually reviews and subjectively determines each Named Executive Officer’s base salary level. In February 2009, during this review, the Committee considered:

•	the base salary levels of similarly-situated executives in our Peer Group based on the data compiled by our Human Resources department;

•	each Named Executive Officer’s individual performance and contributions to our performance in 2008;

•	each Named Executive Officer’s level of experience and responsibility; and

•	the then-current state of the homebuilding industry and the economy in general.

Based on this review, the Committee awarded no salary increases in 2009, and the Named Executive Officers’ salaries remained at the levels established by the Committee in February 2007. The Committee determined that salary increases were not appropriate based on our overall financial performance during 2008, the prevailing market conditions and heightened level of uncertainty in the homebuilding industry and the economy in general and the continued emphasis on expense management company-wide.

Annual Performance Bonus

Because motivating our Named Executive Officers to contribute to, and rewarding them on the basis of, corporate performance and aligning the interests of our executives with the interests of our shareholders represent the core of our executive compensation philosophy and objectives, the annual performance bonus opportunity has historically represented the most significant portion of each Named Executive Officer’s potential total annual compensation. The Committee believes this fosters a results-driven, pay-for-performance culture and builds accountability. Historically, the Named Executive Officers annual performance bonuses have been based upon our achievement of pre-determined, objective performance goals established by the Committee pursuant to the terms of our shareholder approved cash incentive plan during the first quarter of the year when achievement of such goals are substantially uncertain.

When the Committee was establishing the 2009 executive compensation program in the first quarter of 2009, it continued to believe that the annual performance bonus was a critical component of our executive compensation program. However, based on three primary considerations, the Committee elected not to adopt a specific annual performance bonus program for 2009 based on pre-determined, objective performance goals, and instead, determined that any performance bonuses for the Named Executive Officers would be discretionary bonuses awarded by the Committee in its sole discretion after the conclusion of 2009. First, at that time, the homebuilding industry continued to experience the most significant housing recession in more than 75 years, the U.S. economy was in the midst of a severe recession with the credit and financial markets on the verge of an apparent collapse and the prospects for the homebuilding industry and the economy in general in 2009 were highly uncertain. After considering numerous potential performance goals and award formulas and taking into account the extraordinary circumstances, the Committee concluded that selecting specific, objective performance goals at the beginning of 2009 that would effectively measure and reward our performance for the entire year would be especially difficult in 2009 and would not afford the Committee sufficient flexibility to measure and reward performance. In a year of such uncertainty, the Committee believed that a discretionary bonus program that allowed for bonus determinations to be made on a retrospective look-back basis taking into account all of the facts and circumstances provided a more effective means to measure and reward performance. Second, the Committee concluded that, given the extraordinary economic conditions, the decision to forgo a specific annual performance bonus program would not materially impact the Named Executive Officers’ motivation and engagement to perform at high levels and achieve our business goals and objectives. To minimize any such impact, when the Committee informed the Named Executive Officers of its decision, the Committee emphasized, that while it could not ensure that it would pay any bonuses for 2009, it was committed to carefully reviewing our 2009 performance based on all of the relevant facts and circumstances and paying appropriate and reasonable bonuses if warranted. Third, market data provided by Hewitt Associates indicated that other homebuilders were also using performance bonus programs in 2009 that were largely or purely discretionary. The Committee believed this market information helped to confirm that its executive compensation program remained competitive.

Following the conclusion of 2009, the Committee reviewed our performance in 2009, both quantitatively and qualitatively, to determine whether to pay any discretionary performance bonuses to the Named Executive

Officers. As indicated above, in connection with its review and determination, the Committee requested that (1) our Human Resources department provide an updated report comparing our performance and the performance bonus compensation received by the Named Executive Officers during the preceding three years and (2) Hewitt Associates provide updated information regarding the performance bonuses paid by other homebuilders in our Peer Group during the previous 12 months and its advice and input on whether to pay discretionary bonuses for 2009 and the form and amount of any such bonuses. Based on this review, the Committee elected to award discretionary bonuses to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason in the amounts of $594,169, $282,938 and $79,223, respectively, and to pay such amounts 60% in cash and 40% in stock options (based on the grant date fair value of the options). As a result of the 60%-40% split, Messrs. Schottenstein, Creek and Mason received cash bonuses of $356,501, $169,763 and $47,534, respectively, and non-qualified stock options to purchase 44,758, 21,314 and 5,968 Common Shares under the 2009 LTIP, respectively, as payment for their respective discretionary bonuses. Each stock option award will vest and become exercisable in full on February 9, 2012, the second anniversary of the date of grant, subject to the applicable Named Executive Officer’s continued employment with us on the vesting date, and has an exercise price of $13.12 per share, the closing price of our Common Shares on the NYSE on the date of grant. Because these stock options were granted in February 2010, they are not reflected in the Summary Compensation Table and associated tables below relating to 2009.

The Committee decided to pay the discretionary bonuses based on three primary considerations. First, we improved our financial results from 2008 to 2009 in several respects. In particular, the Committee focused on our Adjusted Pre-tax Income (Loss) from Continuing Operations which improved from $(54) million in 2008 to $(19) million in 2009. Historically, net income or a metric based on net income, such as Adjusted Pre-tax Income (Loss) from Continuing Operations, has been one of the performance goals used to determine the Named Executive Officers’ annual performance bonus because the Committee believes that it focuses our executives on profitability and creating shareholder value and encourages them to take a balanced approach as opposed to other measures such as revenue targets which may incentivize management to drive sales without regard to cost structure. In addition, the Committee noted, among other results, that new contracts, homes delivered, margins and market share increased from 2008, we continued to reduce our expenses and we strengthened our balance sheet and financial position, including increasing our cash position to $132 million and reducing our net debt to capital ratio (i.e., total debt minus total cash and cash equivalents divided by the sum of total debt and shareholders’ equity) to 18% at year-end. The Committee believed that the leadership of the Named Executive Officers during 2009 was critical to achieving these results.

Second, we achieved homebuyer satisfaction ratings in 2009 that were higher than the previous year. Similar to net income, homebuyer satisfaction ratings have historically been one of the performance goals used to determine the Named Executive Officers’ annual performance bonus. The Committee believes that homebuyer satisfaction ratings effectively measure our customer service and quality which are critical to our short- and long-term success and a priority for us. In 2009, we achieved homebuyer satisfaction ratings of 92.7% on the 30 day homebuyer satisfaction survey and 89.2% on the six month homebuyer satisfaction survey. These results reflect an improvement from 2008 of less than one percentage point on the 30 day score and 3.8 percentage points on the six month score. We continue to strive for operational excellence by providing superior customer service.

Finally, based on the updated data and input from Hewitt Associates, the Committee determined that paying discretionary bonuses to the Named Executive Officers was consistent with competitive practices. The updated data showed that several homebuilders in our Peer Group that had financial results for 2009 that Hewitt Associates and the Committee did not believe were as strong as our financial results on a relative basis paid bonuses with respect to 2009. In addition, Hewitt Associates advised the Committee that, based on the updated data and the improved market conditions within the homebuilding industry and the improved financial performance of companies in our Peer Group compared to 2008, Hewitt Associates expected bonus payments in our industry for 2009 to be at least consistent with, and perhaps modestly higher than, 2008 bonus payments.

The Committee determined the amount of the discretionary bonuses based on two factors. First, the Committee considered the amount of the annual performance bonuses earned by the Named Executive Officers in 2008 and our relative performance in 2008 and 2009. In general, the Committee believed that we significantly improved our performance in 2009 and, as a result, performance bonuses should be at least equal to the bonuses earned for 2008. At the same time, the Committee believed that it was not appropriate to award bonuses in excess of the 2008 amounts based on our net loss for the year, the expectation that the homebuilding industry will continue to experience considerable volatility and uncertainty in 2010 and our continued focus on expense management. Second, to ensure consistency across the entire management team for 2009, the Committee desired for the size of the bonuses awarded for 2009 to the Named Executive Officers, on the one hand, and the other members of management, on the other hand, to represent, in each case, the same percentage of the total amount of bonus compensation awarded for 2009 as each represented to the total amount of bonus compensation awarded for 2008. The Committee did not attach a specific weight to any of these factors, or rely on a specific formula, but instead took all of the factors into account and used its judgment and discretion to establish the discretionary bonuses awarded.

The Committee elected to pay the discretionary bonuses to the Named Executive Officers in a combination of 60% cash and 40% stock options for several reasons. First, while we significantly improved our overall performance in 2009, the homebuilding industry continues to face challenges and uncertainty. As a result, the Committee sought to provide each Named Executive Officer with a meaningful cash payment while limiting cash expenditures. Second, the amount of equity-based compensation granted to our Named Executive Officers in 2009 ranked in the bottom quartile to one-third of our Peer Group and paying a portion of the bonuses in stock options allowed us to address this competitive disconnect. Third, the partial payment in stock options further aligned the interests of our Named Executive Officers with the interests of our shareholders because the stock options provide value to the Named Executive Officers only if the price of our Common Shares increases during the term of the options. Fourth, because the stock options vest two years after the date of grant subject to the applicable Named Executive Officer’s continued employment with us on the vesting date, the stock options incentivize the Named Executive Officers to remain with us.

Equity-Based Compensation

For many years, the Committee has granted our Named Executive Officers (and other members of management) annual service-based stock option awards. The Committee believes that, because stock options have value only if the price of our Common Shares increases, stock options are inherently tied to our performance and align the interests of our Named Executive Officers with the interests of our shareholders. The Committee further believes that stock options encourage our Named Executive Officers to focus on our long-term performance and increase their investment in M/I Homes and provide a check on excessive risk taking in the short-term.

The annual service-based stock option grants vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option is granted and expire ten years after the date of grant. In addition to focusing our Named Executive Officers on our long-term performance, providing a check on excessive risk taking in the short-term and aligning the interests of our executives with the interests of our shareholders, the Committee believes that the five-year vesting schedule also serves as a valuable retention tool.

The Committee has historically granted all employee stock options (and all other employee equity-based awards) pursuant to the 1993 Plan. This plan expired in April 2009. At the 2009 Annual Meeting of Shareholders, our shareholders approved the 2009 LTIP. As a result, the Committee now grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which are made at the first Committee meeting following the hiring date), the Committee grants all employee stock options at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance and the meeting follows our release of earnings for the prior year so that the price of our Common Shares at the time of grant can reasonably be expected to fairly represent the market’s collective view of our then-current results. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant. The date of the Committee meeting at which the Committee approves the grant is the date of grant.

When determining the size of the annual service-based stock option awards to the Named Executive Officers in 2009, the Committee considered the following factors:

•	the long-term incentive opportunity for similarly-situated executive officers in our Peer Group;

•	individual attributes such as level of responsibility, individual performance, contributions to M/I Homes and ability to impact our future performance;

•	expense estimates and the dilutive effect of such awards;

•	our corporate performance; and

•	the number of stock options previously granted to the Named Executive Officers and the value of vested and unvested stock options held by the Named Executive Officers.

In February 2009, the Committee awarded Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason service-based stock options to purchase 60,000, 40,000 and 20,000 Common Shares, respectively. These awards represented decreases of 40%, 33% and 20% from the number of service-based stock options that Messrs. Schottenstein, Creek and Mason, respectively, received in 2008. The Committee decreased the size of the service-based stock options based on three principal factors. First, the Committee believed that it was appropriate to reduce the size of the awards based on our overall performance during 2008. Second, the Committee recognized that it granted significantly larger service-based stock option awards to the Named Executive Officers in 2008 than in previous years because (1) virtually all of the stock options held by the Named Executive Officers were underwater at that time and (2) the value of the service-based stock options awarded to the Named Executive Officers in recent years ranked in the bottom quartile of our Peer Group. Third, we planned to submit the 2009 LTIP to the shareholders for vote in 2009 and, as a result, the Committee was cognizant that the options awarded in February 2009 would be included in the various metrics that proxy advisory firms use to make voting recommendations on equity compensation plan proposals. In making the decision to decrease the size of the awards in 2009, the Committee also considered two offsetting factors. First, similar to 2008, virtually all of the outstanding stock options, both vested and unvested, held by the Named Executive Officers remained underwater with many of the options having little chance to recover in value given the exercise price, term and current market conditions. The Committee continued to be concerned that these underwater options provided diminished value as a retention tool in support of our executive compensation philosophy. Second, the grant date fair value of the annual service-based stock options awarded to our Named Executive Officers in recent years continued to rank in the bottom quartile of our Peer Group.

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan As Amended and Restated (as amended, the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of a participant’s annual compensation that is eligible for profit sharing to $50,000. For 2009, the company contribution made on behalf of each Named Executive Officer was $768. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these benefit programs with our employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

In addition to the aforementioned benefits, we also pay the premiums for a $4,000,000 and $1,000,000 supplemental split-dollar life insurance policy for Robert H. Schottenstein and Phillip G. Creek, respectively, and reimburse them for the taxes they incur with respect to our payment of the term portion of the premium for their respective policies. Historically, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have continued (on the same terms without any material modification) only those split-dollar policies that were in force for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and have not provided this benefit to any of our new executive officers. Due to prevailing conditions in the investment market, in 2009, we elected not to fund the premium for the variable portion of the supplemental split-dollar life insurance policy for the benefit of either Robert H. Schottenstein or Phillip G. Creek.

Perquisites. We provide our Named Executive Officers with limited perquisites and personal benefits that the Committee believes are reasonable and consistent with our executive compensation philosophy and objectives and competitive market practices. In 2009, we provided only the following perquisites and personal benefits:

•

All Named Executive Officers, along with certain other members of management, were provided with a company-leased automobile for business and personal use or a monthly automobile allowance. The program is administered as part of our overall fleet program. The vehicle type and/or allowable expense are determined on a schedule based on position within M/I Homes.

•

Prior to March 2009 when we sold our plane in connection with our continued expense management initiatives, we maintained a company plane primarily for transporting the Named Executive Officers, as well as other employees, among our regional offices and to other business-related travel destinations. For security and efficiency reasons, our Chief Executive Officer and the other Named Executive Officers (with the approval of the Chief Executive Officer) were permitted to use our plane for personal use. During 2009, only Robert H. Schottenstein used the plane for personal use. He was assessed income for all personal use of the plane based on the amounts set forth for personal use of employer-provided aircraft under the applicable Internal Revenue Service regulations. The amount shown in the Summary Compensation Table represents the incremental cost to M/I Homes for Mr. Schottenstein’s personal use of the plane (as opposed to the income he was assessed).

Payments in Connection with Termination of Employment or Change in Control

We do not currently have employment or severance agreements with any of our Named Executive Officers, other than the change in control agreements with the Named Executive Officers described below (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control of M/I Homes, except for the benefits provided under the Change in Control Agreements, our equity compensation plans and our annual performance bonus plan under certain circumstances.

Change in Control Agreements. In July 2008, we entered into a Change in Control Agreement with each of the Named Executive Officers. The Change in Control Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as the applicable Named Executive Officer is employed by us or until we mutually agree to terminate his Agreement.

As previously reported, the Committee determined that it was in our best interests to enter into the Change in Control Agreements with each of the Named Executive Officers based on several considerations. First, the Committee determined that the Change in Control Agreements serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction. Second, given the unprecedented conditions in the homebuilding industry, the Committee believed that the Change in Control Agreements help to focus the Named Executive Officers on leading our business through these turbulent times. Third, the Committee recognized that the Change in Control Agreements help to ensure that the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security. Finally, based on its review of peer group data, the Committee determined we should enter into the Change in Control Agreements to ensure our compensation practices remained competitive.

Because the Change in Control Agreements are intended to provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change in control, the Change in Control Agreements require a “double trigger.” Under the Change in Control Agreements, if (1) we terminate a Named Executive Officer’s employment without cause within six months prior to or twenty-four months after a change in control of M/I Homes or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to a lump sum payment equal to the sum of (A) a pre-determined multiple of his then-current annual base salary, (B) a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination and (C) a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated calculated based on M/I Homes’ and/or the Named Executive Officer’s achievement (as applicable) of the performance goals applicable to his bonus for such fiscal year and the time elapsed in such fiscal year. The Named Executive Officer will also be entitled to a lump-sum payment for any unused vacation and continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage. Under the Change in Control Agreements, the pre-determined payment multiples for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are 2.99, 2 and 2, respectively. These multiples were determined by the Committee based primarily on a review of the market data provided by Hewitt Associates. Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer upon a change in control constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision for two reasons. First, the Committee sought to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the significant and disproportionate cost of a gross-up in the event the excise tax is triggered by a minimal amount. Second, after reviewing modeling that analyzed the potential payments under various scenarios, the Committee determined that payment of any gross-up amounts was relatively unlikely based on our historical compensation practices and the historical price of our Common Shares.

If the Change in Control Agreements were triggered on December 31, 2009, we estimate that Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason would have been entitled to aggregate payments and benefits of $5,592,914, $2,073,078 and $1,071,613, respectively. For more information concerning the Named Executive Officers’ rights under the Change in Control Agreements, see “Compensation of Executive Officers—Potential Payments Upon Termination of Employment or Change in Control” on page 39 of this Proxy Statement.

1993 Plan. Pursuant to the terms of the 1993 Plan and the form of award agreement that applies to all outstanding stock option awards thereunder, if a participant is terminated for any reason other than retirement, death or disability, his or her stock option privileges will be limited to the options immediately exercisable on the date of such termination and will expire unless exercised within 30 days after the date of termination. In the case of termination due to death or disability, all options will become immediately exercisable and will expire unless exercised within one year. In the case of retirement, a participant’s option privileges will be limited to the options immediately exercisable on the date of retirement and will expire unless exercised within one year after such date. In the case of a change in control of M/I Homes, all unvested options will immediately vest. For more information concerning the Named Executive Officers’ rights under the 1993 Plan upon termination of employment or a change in control, see “Compensation of Executive Officers—Potential Payments Upon Termination of Employment or Change in Control” on page 39 of this Proxy Statement.

2009 LTIP and 2009 Annual Incentive Plan. At our 2009 Annual Meeting of Shareholders, the shareholders approved both the 2009 LTIP and the 2009 Annual Incentive Plan. As of December 31, 2009, the Committee had not granted any awards to the Named Executive Officers pursuant to either of these plans. As discussed below in

“—Looking Forward—2010 Changes,” in February 2010, the Committee granted the Named Executive Officers stock options under the 2009 LTIP and 2010 performance bonus opportunity awards under the 2009 Annual Incentive Plan. As a result, in the event of termination of employment or a change in control, the Named Executive Officers may also currently be entitled to receive benefits under the 2009 LTIP Plan and the 2009 Annual Incentive Plan.

Pursuant to the terms of the 2009 LTIP and the form of award agreement that applies to all outstanding stock option awards thereunder, if a participant is terminated for any reason other than retirement, death, disability or cause, his or her stock option privileges will be limited to the options immediately exercisable on the date of such termination and will expire unless exercised within 60 days after the date of termination. In the case of termination due to retirement, death or disability, all options will become immediately exercisable and will expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.

Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant’s employment is terminated involuntarily without cause or as a result of the participant’s death, disability or retirement, the participant will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable if he or she had remained employed for the full performance period. If a participant’s employment is terminated prior to the end of a performance period for any other reason, the participant will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, the participant will be entitled to receive any compensation earned for such performance period under the 2009 Annual Incentive Plan, except in the event of a termination for cause, in which case the participant will not be eligible to receive any compensation earned for such performance period. If a change in control occurs during a performance period, each award granted under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level. We will pay the compensation payable with respect to each such award to the participant within 30 days following the date of the change in control, unless the participant has made a valid deferral election under a deferred compensation plan maintained by us.

Deferred Compensation

The Named Executive Officers may elect to defer payment of part or all of their annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. Under the Executives’ Deferred Compensation Plan, the deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each executive’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than in certain cases disability or retirement (in which cases, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of the Named Executive Officers with the interests of our shareholders. The amounts deferred by our Named Executive Officers in 2009 (which relate to the Named Executive Officers’ 2008 cash performance bonuses), the distributions received by our Named Executive Officers in 2009 and their respective aggregate balances under the Executives’ Deferred Compensation Plan as of December 31, 2009 are set forth in the Nonqualified Deferred Compensation table on page 38 below. With respect to the cash performance bonuses received by the Named Executive Officers in 2010 relating to 2009 performance, Robert H. Schottenstein elected to defer payment of $35,650.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making equity-based compensation awards a meaningful part of each executive’s total compensation and providing our executives with the opportunity to defer payment of part or all of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

We grant equity-based awards to align the interests of our Named Executive Officers with the interests of our shareholders. Accordingly, we discourage our executives from buying or selling derivative securities related to our Common Shares because we believe such securities are counter to the alignment we seek to achieve.

Tax Implications

Deductibility of Executive Compensation. Section 162(m) of the Code prohibits us from taking a tax deduction for non-performance-based compensation paid to a Named Executive Officer in excess of $1,000,000 per year. The Committee considers the deductibility of our executive compensation under Section 162(m) and seeks to qualify all Named Executive Officer compensation for full deductibility to the extent feasible. In certain cases, such as for 2009, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such payments are necessary to achieve our compensation philosophy and objectives.

As discussed above in “—Components of 2009 Executive Compensation—Annual Performance Bonus,” for 2009, the Committee elected not to adopt an annual performance bonus plan based on pre-determined, objective performance goals for the Named Executive Officers, and instead, determined that any performance bonuses would be discretionary bonuses awarded by the Committee in its sole discretion after the conclusion of 2009. When making this decision, the Committee recognized that any discretionary bonus payments made in 2010 based on 2009 performance would not qualify as performance-based compensation under Section 162(m) and, depending on the amount of any such bonuses and the applicable Named Executive Officer’s other compensation for 2009, may not be tax deductible. Based on the extraordinary volatility and uncertainty facing the homebuilding industry and the economy in general in the first quarter of 2009, the Committee determined that the flexibility afforded by a discretionary bonus program outweighed the potential for a limited amount of the Named Executive Officers’ compensation not to be deductible. In addition, when deciding whether to award the Named Executive Officers discretionary bonuses for 2009 and determining the form and amount of any such bonuses, the Committee further considered the deductibility of such bonuses. Based on the form and amount of the discretionary bonuses awarded to the Named Executive Officers, all of the compensation paid to Phillip G. Creek and J. Thomas Mason for 2009 was deductible and all of the compensation paid to Robert H. Schottenstein, except for $158,434, was deductible. The Committee determined that the limited amount of compensation that was not deductible as a result of the bonus paid to Mr. Schottenstein was appropriate and reasonable based on our performance in 2009 and the Committee’s commitment to motivating and rewarding performance and maintaining a competitive compensation program.

Looking Forward—2010 Changes

In November 2009, the Committee engaged Hewitt Associates to independently review our executive compensation program design for 2010. At the request of the Committee, Hewitt Associates’ review focused, in particular, on the annual performance bonus component, including current market practices, the alignment of compensation with the corporate governance policies of certain proxy advisory firms, the relationship between compensation and our business strategies and providing a balanced range of bonus opportunities.

After reviewing our executive compensation program and data provided by Hewitt Associates, consulting with Hewitt Associates and receiving input from our Chief Executive Officer and other members of management, the Committee made three principal changes to our executive compensation program for 2010. First, the Committee elected to return to an annual performance bonus program based on pre-determined, objective performance goals. When the Committee elected to use a discretionary bonus program for 2009, it did so based on the extraordinary circumstances (especially uncertainty) facing the homebuilding industry and economy in general and with the intention of returning to an annual performance bonus program based on pre-determined, objective performance goals when such circumstances moderated. While considerable volatility and uncertainty remain in the homebuilding industry and economy in general, the Committee believed that, based on current market conditions, it was appropriate to return to our historical past practice with respect to the annual performance bonus. As a result, for 2010, each Named Executive Officer will be eligible to receive a cash performance bonus pursuant to our 2009 Annual Incentive Plan and the amount of that bonus will be based: (1) 70% on our Adjusted Pre-tax Income (Loss) from Continuing Operations; (2) 20% on our market share; and (3) 10% on our 2010 homebuyer satisfaction ratings. The maximum cash performance bonus that Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason may receive with respect to 2010 is $2,625,000, $1,250,000 and $450,000 of their respective 2010 base salaries. Under our 2009 Annual Incentive Plan, the Committee has the authority to exercise negative discretion and reduce the amount of compensation to be paid to a participant with respect to an award.

Second, the Committee increased the salary of J. Thomas Mason to $450,000 effective January 1, 2010. The Committee determined that this increase was appropriate based on the importance and continuing expansion of the scope of his responsibilities as well as his individual performance since 2007 when his salary was last increased. In particular, the Committee recognized that, in addition to serving as our General Counsel, Mr. Mason also has been increasingly serving in an expanded operational role.

Third, the Committee increased the number of service-based stock options awarded to each Named Executive Officer by 20% based primarily on the improvement in our performance in 2009 versus 2008. Specifically, in 2010, the Committee awarded: (1) Robert H. Schottenstein stock options to purchase 72,000 Common Shares (up from 60,000 Common Shares in 2009); (2) Phillip G. Creek stock options to purchase 48,000 Common Shares (up from 40,000 Common Shares in 2009); and (3) J. Thomas Mason stock options to purchase 24,000 Common Shares (up from 20,000 Common Shares in 2009). These stock options vest and become exercisable in 20% increments on December 31, 2010, 2011, 2012, 2013 and 2014, subject to the Named Executive Officer’s continued employment on the applicable vesting date. The Committee believed that the increases will further motivate the Named Executive Officers to remain with us and continue to contribute to improving our long-term performance as we manage our business through the current downturn.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2009 Form 10-K.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Jeffrey H. Miro

Norman L. Traeger

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2009

The following table summarizes the total compensation for the fiscal years ended December 31, 2009, 2008 and 2007 for the Company’s Chief Executive Officer, Chief Financial Officer and other executive officer during the 2009 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Robert H. Schottenstein	2009	750,000	356,501	—	658,025	—	—	124,747	1,889,273
Chairman, Chief Executive	2008	750,000	—	—	761,000	148,542	—	217,890	1,877,432
Officer and President	2007	734,231	—	—	1,047,746	—	—	318,910	2,100,887

Phillip G. Creek	2009	500,000	169,763	—	283,068	—	—	13,214	966,045
Executive Vice President,	2008	500,000	—	—	456,600	141,469	—	28,173	1,126,242
Chief Financial Officer, Treasurer and Director	2007	484,231	—	—	448,273	—	—	28,050	960,554

J. Thomas Mason	2009	350,000	47,534	—	90,607	—	—	12,243	500,384
Executive Vice President,	2008	350,000	—	—	190,250	59,417	—	13,083	612,750
General Counsel, Secretary and Director	2007	342,115	—	—	171,582	—	—	9,878	523,575

(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2009, 2008 and 2007 fiscal years.

(2)

The amounts shown for 2009 reflect discretionary cash performance bonuses awarded to the Named Executive Officers for the 2009 fiscal year. Pursuant to the terms of the Executives’ Deferred Compensation Plan, each of the Named Executive Officers may elect to defer the payment of part or all of his bonus to a later date. The deferred amount is converted into whole phantom stock units which are distributed in the form of whole Common Shares on the future payment date. Each participant will not beneficially own Common Shares acquired under the plan until such Common Shares are distributed pursuant to the terms of the plan. With respect to Robert H. Schottenstein, the amount shown for 2009 includes $35,650 allocated to Common Shares (2,662 shares) pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Components of 2009 Executive Compensation—Annual Performance Bonus” on page 23 of this Proxy Statement for more information concerning the performance bonus compensation awarded to the Named Executive Officers with respect to 2009. See “Compensation Discussion and Analysis—Deferred Compensation” on page 29 of this Proxy Statement for a description of the Executives’ Deferred Compensation Plan and the Nonqualified Deferred Compensation table on page 38 of this Proxy Statement for a description of benefits accrued under this plan.

(3)	The Company did not grant any stock awards to the Named Executive Officers during the 2009, 2008 or 2007 fiscal years.

(4)

The amounts shown reflect the aggregate grant date fair value of stock options granted pursuant to the 1993 Plan during the 2009, 2008 and 2007 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009, included in the Company’s 2009 Form 10-K. The 2008 and 2007 amounts have been restated from previous proxy statement disclosures to reflect changes in the SEC Rules. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2009, 2008, and 2007 fiscal years are as follows:

Name	2007 (# of shares)		2008 (# of shares)		2009 (# of shares)
Robert H. Schottenstein	60,000	(a)	100,000	(a)	60,000	(a)
	31,746	(b)			135,038	(c)
Phillip G. Creek	24,000	(a)	60,000	(a)	40,000	(a)
	15,873	(b)			42,869	(c)
J. Thomas Mason	10,000	(a)	25,000	(a)	20,000	(a)
	4,960	(b)			6,002	(c)

(a)

These stock options were granted in the applicable fiscal year shown under the 1993 Plan as the Named Executive Officer’s annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2009 Executive Compensation—Equity–Based Compensation” on page 25 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 27 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2009 fiscal year and stock options granted under the 1993 Plan generally.

(b)

These stock options were granted in February 2007 under the 1993 Plan as payment of a portion of the Named Executive Officer’s performance bonus earned with respect to the 2006 fiscal year and vest and become exercisable over a three-year period in 33  1/3% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2009 Executive Compensation—Equity–Based Compensation” on page 25 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 27 of this Proxy Statement for more information concerning stock options granted under the 1993 Plan generally.

(c)

These stock options were granted in February 2009 under the 1993 Plan as payment of a portion of the Named Executive Officer’s performance bonus earned with respect to the 2008 fiscal year and vest and become exercisable two years after the date of grant (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2009 Executive Compensation—Equity–Based Compensation” on page 25 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 27 of this Proxy Statement for more information concerning stock options granted under the 1993 Plan generally.

(5)

The amounts shown for 2008 reflect the non-equity incentive plan cash bonuses earned by the Named Executive Officers under the Company’s 2004 Executive Officers Compensation Plan (which was replaced by the Company’s 2009 Annual Incentive Plan) for the 2008 fiscal year. With respect to Phillip G. Creek and J. Thomas Mason, the amounts shown for 2008 include $28,294 allocated to Common Shares (3,918 shares) and $5,942 allocated to Common Shares (822 shares), respectively, pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 29 of this Proxy Statement for a description of this plan and the Nonqualified Deferred Compensation table on page 38 of this Proxy Statement for a description of benefits accrued under this plan.

(6)

The Company does not provide pension benefits or above-market or preferential earnings on nonqualified deferred compensation. Dividends (if any) on the phantom stock units issued under the Executives’ Deferred Compensation Plan are equal to the dividends (if any) paid with respect to our Common Shares and therefore are not considered “preferential” under SEC Rules. Any such dividends are not included in the Summary Compensation Table but are included in the “Aggregate Earnings in Last Fiscal Year” column of the Nonqualified Deferred Compensation table on page 38 of this Proxy Statement.

(7)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2009, 2008 and 2007 fiscal years:

Name	Year	Personal Use of Company Aircraft ($) (a)	Company Automobile ($) (b)	Tax Reimbursement ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($) (e)	Total ($)
Robert H. Schottenstein	2009	91,333	19,928	5,358	7,360	768	124,747
	2008	187,171	18,396	4,963	6,680	680	217,890
	2007	237,460	20,133	4,517	56,800	—	318,910

Phillip G. Creek	2009	—	10,200	946	1,300	768	13,214
	2008	—	11,763	869	14,861	680	28,173
	2007	—	12,387	802	14,861	—	28,050

J. Thomas Mason	2009	—	11,475	—	—	768	12,243
	2008	—	12,403	—	—	680	13,083
	2007	—	9,878	—	—	—	9,878

(a)

The amounts shown reflect the incremental cost to the Company relating to personal use of the Company’s plane prior to the Company’s sale of the plane in the first quarter of 2009. The incremental cost for personal use of the Company’s plane is calculated based on the variable cost per hour to operate the plane times the hours of personal use. The amounts shown also include a pro-rata portion of the tax deduction loss attributable to non-deductibility of a portion of the cost to operate the plane.

(b)	The amounts shown reflect the aggregate cost to the Company attributable to provision of a Company-leased automobile or a monthly automobile allowance.

(c)

The amounts shown reflect the amount paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of the term portion of the premium for a supplemental split-dollar life insurance policy for the benefit of the Named Executive Officer.

(d)

The amounts shown reflect the premiums paid by the Company for a supplemental split-dollar life insurance policy for the benefit of the Named Executive Officer. In 2009, the Company elected not to fund the premium for the variable portion of the supplemental split-dollar life insurance policy for the benefit of either Robert H. Schottenstein or Phillip G. Creek. In 2008, the Company elected not to fund the premium for the variable portion of the supplemental split-dollar life insurance policy for the benefit of Mr. Schottenstein.

(e)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the 401(k) Plan.

Grants of Plan-Based Awards for 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ /Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Robert H. Schottenstein	2/10/2009							60,000	(2)	7.85	212,400
	2/10/2009							135,038	(3)	7.85	445,625
Phillip G. Creek	2/10/2009							40,000	(2)	7.85	141,600
	2/10/2009							42,869	(3)	7.85	141,468
J. Thomas Mason	2/10/2009							20,000	(2)	7.85	70,800
	2/10/2009							6,002	(3)	7.85	19,807

(1)	The amounts shown reflect the grant date fair value of the stock options granted to the Named Executive Officers in the 2009 fiscal year computed in accordance with FASB ASC Topic 718.

(2)

These stock options were granted under the 1993 Plan as the Named Executive Officer’s 2009 annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. The stock options were granted at the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2009 Executive Compensation—Equity–Based Compensation” on page 25 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 27 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2009 fiscal year and stock options granted under our 1993 Plan generally.

(3)

These stock options were granted under the 1993 Plan as payment of a portion of the Named Executive Officer’s performance bonus earned with respect to the 2008 fiscal year and vest and become exercisable two years after the date of grant (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. The stock options were granted at the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2009 Executive Compensation—Equity–Based Compensation” on page 25 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 27 of this Proxy Statement for more information concerning stock options granted under the 1993 Plan generally.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Robert H. Schottenstein	8,000	—		16.38	2/13/2011
	16,000	—		28.55	2/14/2012
	24,000	—		27.15	2/12/2013
	44,000	—		46.61	3/8/2014
	65,000	—		54.85	2/16/2015
	60,000	15,000	(2)	41.45	2/13/2016
	36,000	24,000	(3)	33.86	2/13/2017
	31,746	—		33.86	2/13/2017
	40,000	60,000	(4)	17.66	2/12/2018
	12,000	48,000	(5)	7.85	2/10/2019
	—	135,038	(6)	7.85	2/10/2019
Phillip G. Creek	7,000	—		16.38	2/13/2011
	7,000	—		28.55	2/14/2012
	8,000	—		27.15	2/12/2013
	15,000	—		46.61	3/8/2014
	20,000	—		54.85	2/16/2015
	24,000	6,000	(2)	41.45	2/13/2016
	14,400	9,600	(3)	33.86	2/13/2017
	15,873	—		33.86	2/13/2017
	24,000	36,000	(4)	17.66	2/12/2018
	8,000	32,000	(5)	7.85	2/10/2019
	—	42,869	(6)	7.85	2/10/2019
J. Thomas Mason	2,000	—		30.76	8/13/2012
	4,000	—		27.15	2/12/2013
	6,000	—		46.61	3/8/2014
	7,000	—		54.85	2/16/2015
	10,000	2,500	(2)	41.45	2/13/2016
	6,000	4,000	(3)	33.86	2/13/2017
	4,960	—		33.86	2/13/2017
	10,000	15,000	(4)	17.66	2/12/2018
	4,000	16,000	(5)	7.85	2/10/2019
	—	6,002	(6)	7.85	2/10/2019

(1)	Each of the stock options set forth in this table was granted under the 1993 Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Plan.

(2)	100% of these unexercisable options vest on December 31, 2010.

(3)	50% of these unexercisable options vest on each of December 31, 2010 and 2011.

(4)	33 1/3 % of these unexercisable options vest on each of December 31, 2010, 2011 and 2012.

(5)	25% of these unexercisable options vest on each of December 31, 2010, 2011, 2012 and 2013.

(6)	100% of these unexercisable options vest on February 10, 2011.

Option Exercises and Stock Vested in 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	—	—	—	—
Phillip G. Creek	4,000	27,885	—	—
J. Thomas Mason	—	—	—	—

(1)	The amount shown represents the difference between the exercise price of the option and the market price of the Common Shares at the time of exercise.

Nonqualified Deferred Compensation for 2009

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	(448)	15,852	6,525
Phillip G. Creek	28,294	—	(384)	—	67,275
J. Thomas Mason	5,942	—	(211)	—	23,128

(1)

The amounts shown represent the amounts deferred by the Named Executive Officers during the 2009 fiscal year pursuant to the Executives’ Deferred Compensation Plan in connection with the payment of cash performance bonuses earned with respect to the 2008 fiscal year. Because the amounts shown relate to deferral of performance bonuses for the 2008 fiscal year, none of these amounts are reported as compensation with respect to the 2009 fiscal year (but are reported as non-equity incentive plan compensation with respect to the 2008 fiscal year) in the Summary Compensation Table on page 33. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 29 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf any of the participants in the plan.

(3)

The amounts shown represent the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2009 fiscal year based on the 1.4% depreciation in the value of our Common Shares during the 2009 fiscal year. The Company paid no dividends on its Common Shares during the 2009 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 33 of this Proxy Statement.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2009 fiscal year pursuant to the Executives’ Deferred Compensation Plan.

(5)

The amounts shown represent the market value as of December 31, 2009 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2009. With respect to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, the cumulative dollar amounts deferred plus dividends accrued minus distributions (based on units) made under the Executives’ Deferred Compensation Plan through December 31, 2009, based on the market value of our Common Shares at each deferral date, was $20,093, $128,869 and $62,864, respectively. With respect to Messrs. Schottenstein, Creek and Mason, $20,000, $128,294 and $39,692 of such amounts, respectively, have been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 27 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive’s employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements, the accelerated vesting of stock options granted to the Named Executive Officers under the 1993 Plan and the 2009 LTIP and certain payments that may be payable under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control. As of December 31, 2009, no stock options or other awards had been granted to the Named Executive Officers under the 2009 LTIP or the 2009 Annual Incentive Plan.

The following table summarizes the potential payments to our Named Executive Officers upon termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2009):

Name and Type of Potential Payment	Death (1) ($)	Disability (1) ($)	Change in Control (1) ($)	Involuntary Not for Cause Termination Followed by a Change in Control (2) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (2) ($)
Robert H. Schottenstein
• Severance Benefits (2)	—	—	—	$5,127,997	$5,127,997
• Accelerated Vesting of Stock Options (1)	464,917	464,917	464,917	464,917	464,917
Phillip G. Creek
• Severance Benefits (2)	—	—	—	$1,882,911	$1,882,911
• Accelerated Vesting of Stock Options (1)	190,167	190,167	190,167	190,167	190,167
J. Thomas Mason
• Severance Benefits (2)	—	—	—	$1,015,728	$1,015,728
• Accelerated Vesting of Stock Options (1)	55,885	55,885	55,885	55,885	55,885

(1)

Pursuant to the terms of the 1993 Plan, if a participant’s employment is terminated as a result of death or disability or there is a change in control or reorganization of the Company, all of the participant’s unvested stock options immediately vest and become exercisable. The amounts shown represent the value of the accelerated stock options as of December 31, 2009, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2009. For more information concerning a participant’s rights upon termination of employment or a change in control under the 1993 Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 27 of this Proxy Statement.

For purposes of the 1993 Plan, “disability” means that a participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code.

For purposes of the 1993 Plan, “change in control” means (a) the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), other than any of Irving E. Schottenstein’s immediate family members or lineal descendants, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation or any partnership, limited liability company or corporation owned or controlled by some or all of the foregoing, of beneficial ownership

(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of our outstanding voting capital stock or (b) the failure of our current directors (or such directors who are elected or recommended or endorsed for election to the Board by a majority of our current directors or their successors so elected, recommended or endorsed) to constitute a majority of the Board.

For purposes of the 1993 Plan, “reorganization” means (a) the occurrence of any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale or exchange of securities of the Company pursuant to an agreement with the Company, (b) as a result of the foregoing transaction, the Company is not the surviving or acquiring company or the Company is or becomes a wholly-owned subsidiary of another company and (c) the agreement governing the transaction does not specifically provide for the change, conversion or exchange of the stock options for securities of another corporation.

(2)	The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $5,313,777 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his 2009 base salary and his average annual bonus earned (whether paid in cash or equity) during the 2004-2008 fiscal years; (b) $72,115 represents a lump sum payment for unused vacation; (c) $32,151 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months; and (d) $290,046 represents a reduction in the amount payable to Mr. Schottenstein under the Change in Control Agreement as result of the total amount otherwise payable to him thereunder constituting an “excess parachute payment” under Section 280G of the Code that is subject to excise tax under Section 4999 of the Code and the application of the cut-back provision in the Change in Control Agreement. Assuming the triggering event occurred on December 31, 2009, Mr. Schottenstein would have received no gross-up payment under his Change in Control Agreement after application of the cut-back provision.

For Phillip G. Creek, of the amounts shown: (a) $1,811,524 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his 2009 base salary and his average annual bonus earned (whether paid in cash or equity) during the 2004-2008 fiscal years; (b) $48,077 represents a lump sum payment for unused vacation; and (c) $23,310 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months. Assuming that the triggering event occurred on December 31, 2009, Mr. Creek would have received no gross-up payment under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $949,923 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his 2009 base salary and his average annual bonus earned (whether paid in cash or equity) during the 2004-2008 fiscal years; (b) $33,654 represents a lump sum payment for unused vacation; and (c) $32,151 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Mason) in our group health plan for 24 months. Assuming that the triggering event occurred on December 31, 2009, Mr. Mason would have received no gross-up payment under his Change in Control Agreement.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 27 of this Proxy Statement.

For purposes of each Change in Control Agreement, “cause” means: (1) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (2) conviction of a felony; (3) willful refusal to substantially perform his assigned duties; (4) willful engagement in gross misconduct materially injurious to the Company; or (5) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (1) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (2) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (3) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (4) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which the executive has not consented in writing: (1) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (2) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (3) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (4) a reduction in his base salary; (5) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (6) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (7) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (8) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by him in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if he has so elected in his deferral notice. On December 31, 2009, the market value of each Named Executive Officer’s account under the Executives’ Deferred Compensation Plan was $6,525, $67,275 and $23,128 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 29 of this Proxy Statement.

COMPENSATION OF DIRECTORS

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our peer group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our peer group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors with the interests of our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For the 2009 fiscal year, each non-employee director (other than the Chairman of the Audit Committee) received an annual retainer of $50,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee received an annual retainer of $75,000. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See note (1) to the Director Compensation Table below for a description of this plan. Each non-employee director also received an annual grant of 1,000 stock units under the 2009 LTIP. Pursuant to the 2009 LTIP, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and will be paid in Common Shares upon separation of service.

The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. In 2009, we varied from this practice and the Compensation Committee did not grant the stock unit awards for 2009 until the regularly scheduled Board meeting held in August 2009 because the 2009 LTIP was adopted by our shareholders at the 2009 Annual Meeting of Shareholders and the Common Shares available for grant under the 2009 LTIP were not registered with the SEC until July 2009.

For the 2010 fiscal year, we currently intend for the compensation program for our non-employee directors to be the same as the compensation program for our non-employee directors for the 2009 fiscal year.

Director Compensation Table for 2009

The following table summarizes the total compensation for the fiscal year ended December 31, 2009 for each of the Company’s non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2009 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 33 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Joseph A. Alutto, Ph.D.	50,000	13,660	-	63,660
Friedrich K.M. Böhm	50,000	13,660	-	63,660
Yvette McGee Brown	50,000	13,660	-	63,660
Thomas D. Igoe	75,000	13,660	-	88,660
Jeffrey H. Miro	50,000	13,660	-	63,660
Norman L. Traeger	50,000	13,660	-	63,660

(1)

The amounts shown reflect the annual retainers earned by our non-employee directors for the 2009 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The

Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors with the interests of our shareholders. With respect to each of Joseph A. Alutto, Ph.D. and Jeffrey H. Miro, the amounts shown include $50,000 allocated to Common Shares (4,230 shares) pursuant to the Director Deferred Compensation Plan. As of March 10, 2010, Joseph A. Alutto, Ph.D., Friedrich K.M Böhm, Yvette McGee Brown, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger held 13,906, 19,109, 0, 4,170, 8,470 and 15,613 Common Shares, respectively, pursuant to the Director Deferred Compensation Plan.

(2)

The amounts shown reflect the aggregate grant date fair value of the stock unit awards granted under the 2009 LTIP during the 2009 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009, included in the Company’s 2009 Form 10-K. For the 2006, 2007 and 2008 fiscal years, we granted annual stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders’ approval of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). The outstanding stock units under the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2009, each non-employee director held 5,027 stock units pursuant to the 2009 LTIP and the 2006 Director Plan other than Yvette McGee Brown, who held 4,018 stock units.

(3)

As of December 31, 2009, Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger held stock options to purchase 5,700, 7,300, 8,500 and 8,500 Common Shares, respectively, all of which were exercisable. Prior to the 2005 fiscal year, we annually granted each non-employee director stock options to purchase up to 2,500 Common Shares under the 1993 Plan. These stock options vested and became exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted and expire ten years after the date of grant.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Responsibility. Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the 2009 fiscal year, the Audit Committee met nine times. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3600T; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the PCAOB in Rule 3200T and amended by Statement on Auditing Standards No. 90, Audit Committee Communications, and, with and without management present, discussed and reviewed the results of D&T’s audit of the consolidated financial statements. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2009 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2009 Form 10-K that was filed with the SEC on February 24, 2010.

Audit Committee:

Thomas D. Igoe (Chairman)

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2009 and December 31, 2008:

	Year Ended December 31,
	2009	2008
Audit Fees	$750,000	$950,000
Audit-Related Fees	70,000	75,000
Tax Fees	—	—
All Other Fees	—	—

Total	$820,000	$1,025,000

Audit Fees for the fiscal years ended December 31, 2009 and 2008 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and M/I Financial and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $151,000 in 2009 for the performance of audits of the Company’s assessment of internal control over financial reporting and $189,000 in 2008 for the performance of audits of the Company’s internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2009 and 2008 consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. With respect to 2009, the services in this category included a comfort letter related to our public offering of 4,475,600 Common Shares. With respect to 2008, the services in this category included a comfort letter related to an amendment of our Credit Agreement.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is kept informed of the services provided by the independent registered public accounting firm.

During the 2009 fiscal year, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of our Common Shares or Preferred Shares to file reports of ownership and changes in ownership of the Common Shares or Preferred Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our officers and directors that no additional reports were required to be filed, the Company believes that, during the 2009 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Company by December 2, 2010 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2011 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2011 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 15, 2011, or if the Company meets other requirements of the SEC Rules, proxies solicited by the Board for the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2011 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 5, 2011 nor earlier than February 3, 2011. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 12 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION

Other than the Internet and telephone service access fees or charges described previously, the entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and the other materials used in the solicitation of proxies will be paid by the Company. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company will also reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ J. Thomas Mason _____________________________________
J. Thomas Mason, Secretary

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

C123456789
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below , to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Local Time, on May 3, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/MHO • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1 and FOR Proposal No. 2.
1. Election of Directors:
	For	Withhold		For	Withhold		For	Withhold	+
01 - Friedrich K.M. Böhm	☐	☐	02 - Jeffrey H. Miro	☐	☐	03 -Robert H. Schottenstein	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■		C 1234567890 J N T 3 1 A V 0 2 4 7 5 1 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
0150SC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held May 4, 2010.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 4, 2010, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted “FOR” the election of the named director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominee(s) as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 1, 2010, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2009 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2009 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

‚ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1 and FOR Proposal No. 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Friedrich K.M. Böhm	☐	☐	02 - Jeffrey H. Miro	☐	☐	03 - Robert H. Schottenstein	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X 0 2 4 7 5 1 2	+
015OTC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held May 4, 2010.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 4, 2010, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted “FOR” the election of the named director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominee(s) as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 1, 2010, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2009 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2009 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.